UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 21, 2011

GLOBAL SMART ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-152376	26-2691611
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 1800, Atlanta, GA 30326
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (404) 230-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2011, E. Lamar “Lou” Seals, III, John W. Bonner, Jr. and Edward A. Mearns III were appointed to the Board of Directors of Global Smart Energy, Inc. (the “Company”) until further action by a majority of shareholders or until replacement by resignation or other action of the Board of Directors. Effective immediately thereafter, Frank O’Donnell, Lyle Mortensen and Gerry Shirren resigned from all officer and director positions with the Company for personal reasons and not due to any disagreement with the Company and/or its officers and directors.

On October 22, 2011, the Board of Directors of the Company elected Mr. Seals as the Chairman of the Board of Directors and appointed him as Chief Executive Officer and Chief Financial Officer. The Board of Directors also appointed Mr. Bonner as Executive Vice President and Treasurer and Mr. Mearns as Secretary.

Mr. Seals, age 51, served as Chairman, Chief Executive Officer and President of Seals Communications Corporation, a media, marketing and television production company, from 1984 to 2006. In 1996, he founded Seals Communications Group, Inc. and served as Chairman, Chief Executive Officer and President from 1996 to 2008. He is currently the Chairman, Chief Executive Officer, President and Partner of TUFF TV Media Group, LLC, a digital broadcast network. He is also the Chairman, Chief Executive Officer and President of Seals Entertainment Company, LLC, a leading independent owner and producer of television programming.  Mr. Seals attended Georgia State University.

There is currently no employment agreement between the Company and Mr. Seals. Mr. Seals has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Seals and any other person pursuant to which he was appointed as a Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Seals has, or will have, a direct or indirect material interest.

Mr. Bonner, age 43, has served as the Chief Executive Officer and Director of Southeast Properties, Inc., a commercial real estate firm offering asset management, leasing and brokerage services, since 2006. He joined TUFF TV Media Group, LLC as a partner and Director in 2009.  Mr. Bonner attended the University of Tennessee at Chattanooga.

There is currently no employment agreement between the Company and Mr. Bonner. Mr. Bonner has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Bonner and any other person pursuant to which he was appointed as Executive Vice President, Treasurer and a member of the Board of Directors.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Bonner has, or will have, a direct or indirect material interest.

Mr. Mearns, age 58, has served as the Chief Operating Officer and Director of Clarus Transphase Scientific, Inc., a technology company in the field of energy resonance, since 2008.  He served as Counsel for The Health Network, Inc. from 2005 to 2008.  Since 2005, Mr. Mearns has served as the Founder and Executive Director of the Action Sports Alliance, a non-profit organization representing professional female athletes.  He has been Director of The Growing Institute since 2010.  Mr. Means received a bachelor’s degree in English literature from Yale University in 1974. In 1979, he received a Juris Doctor degree from University of Virginia School of Law.

There is currently no employment agreement between the Company and Mr. Mearns. Mr. Mearns has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Mearns and any other person pursuant to which he was appointed as Secretary and a member of the Board of Directors.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Mearns has, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL SMART ENERGY, INC.

Date: December 16, 2011	By:	/s/ E. Lamar Seals, III
Name: E. Lamar Seals, III
Title: Chief Executive Officer